Exhibit 5.1

KNOT Offshore Partners LP

2 Queen’s Cross, Aberdeen

Aberdeenshire AB15 4YB

United Kingdom

Our reference: 28422.50007/ US/80621760v3

October 23, 2018

KNOT Offshore Partners LP: Registration Statement on Form F-3: Exhibit 5.1 Opinion

Ladies and Gentlemen:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) for KNOT Offshore Partners LP, a Marshall Islands limited partnership (the “Partnership”), in connection with the preparation of a Registration Statement on Form F-3 (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), with respect to the registration of the sale by OMP AY Preferred Limited, Pierfront Capital Mezzanine Fund Pte. Ltd., and Tortoise Direct Opportunities Fund, LP (or such other persons as may be listed as selling unitholders in a supplement to the Prospectus) of up to 3,750,000 of the Partnership’s common units (the “Resale Units”) issuable upon the conversion of up to 3,750,000 Series A Convertible Preferred Units (the “Series A Units”) previously issued pursuant to a Series A Preferred Unit Purchase Agreement (as amended, the “Purchase Agreement”) dated December 6, 2016, as amended on December 20, 2016, February 2, 2017 and May 16, 2017.

The Resale Units will be sold from time to time as set forth in the Registration Statement and the prospectus contained therein (the “Prospectus”).

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

Watson Farley & Williams
ATHENS BANGKOK DUBAI FRANKFURT HAMBURG HONG KONG LONDON
MADRID MILAN MUNICH NEW YORK PARIS ROME SINGAPORE
Watson Farley & Williams LLP 250 West 55th Street New York New York 10019 T+1 212 922 2200 F+1 212 922 1512 wfw.com
Watson Farley & Williams LLP is a limited liability partnership that (or a WFW Affiliated Entity) has an office in each of the cities listed above.

(i)	the Registration Statement and Prospectus;

(ii)	the Purchase Agreement;

(iii)

the Certificate of Limited Partnership of the Partnership, as amended, and the Third Amended and Restated Agreement of Limited Partnership dated June 30, 2017 (together with the Registration Statement, Prospectus and the Purchase Agreement, the “Documents”); and

(iv)

such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Partnership and its general partner as we have deemed relevant and necessary as the basis for the opinion hereafter expressed.

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. We have also assumed the power and legal right of all parties (other than the Partnership) to the Registration Statement and any amendments or supplements thereto (including any necessary post-effective amendments) to enter into and perform their respective obligations thereunder. We have further assumed the validity and enforceability of all documents under all applicable laws other than Marshall Islands Law. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

In rendering this opinion letter, we have also assumed:

(i)

that the issuance and sale of the Resale Units will comply in all respects with the terms, conditions and restrictions set forth in the Documents and all of the instruments and other documents relating thereto or executed in connection therewith;

(ii)	that no fractional units will be issued; and

(iii)	the filing by the Partnership of the Registration Statement and Prospectus substantially in the form examined by us.

As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Partnership and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

1.	The Partnership is validly existing under Marshall Islands Law.

2.

When a Series A Unit is converted into a Resale Unit in accordance with the Documents, such Resale Unit will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act).

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement, and the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP